Exhibit 99.1
Hanesbrands Inc.
1000 E. Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-4400

news release
FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	Brian Lantz, (336) 519-7130
HANESBRANDS INC. WILL CLOSE PONCE, PUERTO RICO, TEXTILE PLANT
TO INCREASE SUPPLY CHAIN COST COMPETITIVENESS
Company Expects to Take Charge of $18 million Related to Latest Effort in Continuing Manufacturing Reconfiguration
Winston-Salem, N.C. (Nov. 15, 2006) — Hanesbrands Inc. (NYSE: HBI) announced today that it will close its Ponce, Puerto Rico, textile manufacturing plant and move production to existing lower-cost production capacity in the Caribbean basin.
Production at the Ponce plant, which makes fabric for T-shirts and underwear briefs, will cease by the end of January 2007. The closing will result in a reduction of approximately 500 jobs.
The plant closure and production transfer, a continuation of the company’s long-term supply chain globalization strategy, will result in reduced costs and improved utilization of the company’s new and higher-volume textile production capacity that is coming on line in the Caribbean basin.
“Moving production from Ponce to the Caribbean basin is necessary to improve Hanesbrands’ efficiency and competitiveness,” said Gerald Evans, Hanesbrands executive vice president and chief global supply chain officer. “As part of our multiyear supply chain improvement strategy, Hanesbrands is ramping up high-volume, lower-cost production in new textile manufacturing facilities in Central America and the Caribbean basin.
“We regret the loss of jobs for our employees in Ponce. We have a good work force in Ponce, but this move is an economic necessity for our organization overall in today’s competitive global market and does not reflect the quality and dedication of the Ponce workforce.”

Hanesbrands Inc. Will Increase its Supply Chain
Cost Competitiveness and Flexibility — Page 2
Hanesbrands expects to take a charge for restructuring and related costs for the plant closure, including severance costs and accelerated depreciation of fixed assets, totaling approximately $18 million. Approximately half of the charge will be noncash.
Hanesbrands’ supply chain strategy is to move operations to lower-cost geography in the Western Hemisphere and over the long term to balance operations between the West and Asia.
In September, the company announced that it would close three manufacturing plants — two in the United States and one in Mexico — and move production to Central America and the Caribbean basin. The company announced in October that it would consolidate three distribution centers in the United States.
Also in October, Hanesbrands announced that it reached a definitive agreement to buy a sewing plant in Thailand, which would be the company’s first owned production facility in Asia.
Hanesbrands Inc.
Hanesbrands Inc. is a leading marketer of innerwear, outerwear and hosiery apparel under strong consumer brands, including Hanes, Champion, Playtex, Bali, Just My Size, barely there and Wonderbra. The company designs, manufactures, sources and sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, casual wear and active wear. Hanesbrands has approximately 50,000 employees in 24 countries. More information about Hanesbrands Inc. may be found on the internet at http://www.hanesbrands.com.
Cautionary Statement Concerning Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements, including those regarding the benefits expected from facility closures, our long-term goals and trends associated with our business. These forward-looking statements speak only as of the date of this press release and are based on our current plans and expectations. They involve risks and uncertainties that could cause actual future results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include the following: our ability to migrate our production and manufacturing operations to lower-cost centers around the world; retailer consolidation and other changes in the apparel essentials industry; loss of or reduction in sales to, or financial difficulties experienced by, any of our top customers; and our substantial debt and debt service requirements that restrict our operating and financial flexibility and impose significant interest and financing costs. Further information about these matters and other important risks and uncertainties is in our Securities and Exchange Commission filings. We do not intend to update these forward-looking statements.
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